Exhibit 99.1

CA Technologies Reports First Quarter Fiscal Year 2015 Results

  Results in-line with expectations; demonstrated continued financial discipline; showed strong performance in connection with renewals
  Adjusted to reflect arcserve as discontinued operation;

  - First Quarter Revenue of $1.069 Billion, Compared With $1.095 Billion Last Year

  - First Quarter GAAP EPS of $0.48, Compared With $0.72 Last Year (prior year results positively impacted by $0.40 per share tax benefit)

  - First Quarter Non-GAAP EPS of $0.65, Compared With $0.76 Last Year (prior year results positively impacted by $0.14 per share tax benefit)

  - First Quarter Cash Flow From Continuing Operations of $166 Million, Compared With $3 Million Last Year (primarily due to lower tax payments in current quarter)

NEW YORK--(BUSINESS WIRE)--July 23, 2014--CA Technologies (NASDAQ:CA) today reported financial results for its first quarter fiscal 2015, ended June 30, 2014.

Mike Gregoire, CA Technologies Chief Executive Officer, made the following comments:

“CA’s results for the first quarter are in-line with our expectations, reflecting continued financial discipline and a strong performance in connection with renewals, which contributed to an uptick in Enterprise Solutions new sales. In addition, the investment focus and new capabilities we established last year allowed us to make important strategic progress in the quarter. We launched a highly differentiated, CA-built SaaS solution in the IT Service Management space with a powerful user experience and one of the industry’s most attractive time-to-value offerings. And, we announced the divestiture of the arcserve business, further managing our portfolio and sharpening our focus.

“As we look ahead to the balance of FY2015, we know that there is still much work ahead of us to build CA for growth. We will continue to focus on our strengths, invest in key growth areas and drive the level of execution needed to advance our business strategy, serve our customers and deliver long-term value for our shareholders.”

FINANCIAL OVERVIEW

Note: All financial results have been adjusted to reflect the classification of the Company's arcserve data protection business as a discontinued operation.

(dollars in millions, except share data)	First Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
Revenue	$1,069	$1,095	(2)%	(3)%
GAAP Income from Continuing Operations	$212	$330	(36)%	(35)%
Non-GAAP Income from Continuing Operations*	$289	$345	(16)%	(17)%
GAAP Diluted EPS from Continuing Operations	$0.48	$0.72	(33)%	(34)%
Non-GAAP Diluted EPS from Continuing Operations*	$0.65	$0.76	(14)%	(15)%
Cash Flow from Continuing Operations	$166	$3	NM	NM

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

REVENUE AND BOOKINGS

(dollars in millions)	First Quarter FY15 vs. FY14
	FY15	% of Total	FY14	% of Total	% Change	% Change CC**
North America Revenue	$682	64%	$701	64%	(3)%	(2)%
International Revenue	$387	36%	$394	36%	(2)%	(4)%
Total Revenue	$1,069		$1,095		(2)%	(3)%

North America Bookings	$459	63%	$410	52%	12%	11%
International Bookings	$265	37%	$386	48%	(31)%	(32)%
Total Bookings	$724		$796		(9)%	(10)%

Current Revenue Backlog	$3,402		$3,371		1%	(1)%
Total Revenue Backlog	$7,330		$7,295		0%	(1)%

**CC: Constant Currency

  The decrease in revenue was primarily due to a decrease in subscription and maintenance revenue and a decrease in professional services revenue.
  The decrease in bookings was primarily due to lower year-over-year professional services bookings, due to a decrease in the size and number of professional services engagements, including non-core engagements with government customers that are not directly related to our software product sales.
  The Company executed a total of 8 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $330 million. During the first quarter of fiscal 2014, the Company executed a total of 9 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $323 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.60 years, compared with 3.10 years for the same period in fiscal 2014, primarily attributable to a contract renewal with a large financial services company.

EXPENSES AND MARGIN

(dollars in millions)	First Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$756	$876	(14)%	(14)%
Operating Income Before Interest and Income Taxes	$313	$219	43%	44%
Operating Margin	29%	20%
Effective Tax Rate	29.1%	(58.7)%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$642	$684	(6)%	(6)%
Operating Income Before Interest and Income Taxes	$427	$411	4%	3%
Operating Margin	40%	38%
Effective Tax Rate	30.0%	13.8%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board-approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and non-GAAP EPS in the first quarter of fiscal 2015 were negatively affected by $0.58 and $0.15, respectively, from an increase in the Company's GAAP and non-GAAP effective tax rates. The Company recognized a net discrete tax benefit of approximately $181 million in the first quarter of fiscal 2014, primarily from the resolution of uncertain tax positions relating to U.S. and non-U.S. jurisdictions.
  GAAP operating expenses include approximately $9 million in costs associated with the Fiscal 2014 Rebalancing Plan, compared with $117 million in the first quarter of fiscal 2014. This resulted in a positive impact of $0.39 on GAAP EPS.

SELECTED HIGHLIGHTS FROM THE QUARTER

  Customer traction for CA innovations continued in the quarter.
    A large financial services company is incorporating the full suite of CA virtualization and automation solutions to improve speed and quality of application production.
    Together with a partner, CA signed a multi-million dollar contract with a large government entity to help improve the quality of a high-profile, consumer-facing healthcare application.
    Tata Sky – India’s leading direct broadcast television provider – selected CA Application Performance Management, Nimsoft Monitoring and Workload Automation.
    Dillard’s – a US-based department store chain – chose CA as the company-wide API solution.
  CA launched Cloud Service Management, a CA-built solution that redefines SaaS in the segment by delivering rapid time to value and a differentiated user-experience.
  Further strengthened the leadership team: named Amit Chatterjee EVP, Enterprise Solutions and Technology Group.

SEGMENT INFORMATION

(dollars in millions)	First Quarter FY15 vs. FY14
	Revenue		% Change	% Change CC**	Operating Margin
	FY15	FY14			FY15	FY14
Mainframe Solutions	$614	$619	(1)%	(1)%	62%	61%
Enterprise Solutions	$368	$378	(3)%	(3)%	12%	7%
Services	$87	$98	(11)%	(11)%	6%	8%

**CC: Constant Currency

  The increase in Mainframe Solutions and Enterprise Solutions operating margin in the first quarter of fiscal 2015 was primarily a result of timing of selling and marketing expenses and a reduction in personnel costs.
  The decrease in Enterprise Solutions revenue for the first quarter of fiscal 2015 was primarily due to a decrease in new product sales in the prior fiscal year.
  The decline in Services revenue was primarily due to a decrease in the size and number of professional services engagements including non-core engagements with government customers that are not directly related to our software product sales.

CASH FLOW FROM OPERATIONS

  Cash flow from operations in the first quarter of fiscal 2015 was $166 million, compared with $3 million in the prior year. The increase was primarily due to a decrease in income tax payments.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at June 30, 2014 were $3.255 billion.
  With $1.769 billion in total debt outstanding and $140 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.346 billion.
  In the first quarter of fiscal 2015, the Company repurchased 1.7 million shares of common stock for $50 million.
  The Company is currently authorized to purchase $950 million of its common stock under its current stock repurchase program.
  The Company distributed $111 million in dividends to shareholders.
  The Company’s outstanding share count at June 30, 2014 was 440 million.

OUTLOOK FOR FISCAL YEAR 2015

The Company reaffirmed the following outlook, which represents "forward-looking statements" (as defined below). It takes into account the effect of the definitive agreement to divest CA arcserve data protection business announced on July 7, 2014.

The Company expects the following:

  Total revenue to decrease in a range of minus 2 percent to minus 1 percent in constant currency. At June 30, 2014 exchange rates, this translates to reported revenue of $4.34 billion to $4.40 billion.
  GAAP diluted earnings per share from continuing operations to decrease in a range of minus 12 percent to minus 8 percent in constant currency. At June 30, 2014 exchange rates, this translates to reported GAAP diluted earnings per share of $1.77 to $1.84.
  Non-GAAP diluted earnings per share from continuing operations to decrease in a range of minus 21 percent to minus 19 percent in constant currency. At June 30, 2014 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.42 to $2.49.
  Cash flow from continuing operations to increase in a range of 5 percent to 12 percent in constant currency. At June 30, 2014 exchange rates, this translates to reported cash flow from continuing operations of $1.04 billion to $1.11 billion.

This outlook assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 28 percent and non-GAAP operating margin of 37 percent. The Company also expects to return to a normalized full-year GAAP and non-GAAP effective tax rate of approximately 30 percent, which results in a negative impact to GAAP and non-GAAP diluted earnings per share from continuing operations of approximately $0.43 and $0.59, respectively.

The Company anticipates approximately 436 million shares outstanding at fiscal 2015 year-end and weighted average diluted shares outstanding of approximately 441 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited first quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

About CA Technologies

CA Technologies (NASDAQ:CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors, fiscal 2007 restructuring costs and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company also adds back capitalized internal software costs and excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2014, March 31, 2013 and March 31, 2012, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively managing the Company's sales force to enable the Company to maintain and enhance its strong relationships in its traditional customer base and to increase penetration and accelerate growth in customer segments and geographic regions where the Company currently may not have a strong presence or the Company has underserved, enabling the sales force to sell new products, improving the Company's brand, technology and innovation awareness in the marketplace and ensuring the Company's set of cloud computing, application development and IT operations (DevOps), Software-as-a-Service, mobile device management and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to innovate and/or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; the ability to successfully integrate acquired companies and products into the Company's existing business; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; risks associated with sales to government customers; breaches of the Company's data center, network and software products, and the IT environments of the Company's vendors and customers; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; potential tax liabilities; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2014 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Revenue:	2014	2013
Subscription and maintenance	$909	$922
Professional services	87	98
Software fees and other	73	75
Total revenue	$1,069	$1,095
Expenses:
Costs of licensing and maintenance	$72	$68
Cost of professional services	81	88
Amortization of capitalized software costs	67	66
Selling and marketing	246	269
General and administrative	92	91
Product development and enhancements	150	132
Depreciation and amortization of other intangible assets	34	36
Other expenses, net (1)	14	126
Total expenses before interest and income taxes	$756	$876
Income from continuing operations before interest and income taxes	$313	$219
Interest expense, net	14	11
Income from continuing operations before income taxes	$299	$208
Income tax expense (benefit)	87	(122)
Income from continuing operations	$212	$330
Income from discontinued operations, net of income taxes	$5	$5
Net income	$217	$335

Basic income per common share:
Income from continuing operations	$0.48	$0.72
Income from discontinued operations	0.01	0.01
Net income	$0.49	$0.73
Basic weighted average shares used in computation	440	450

Diluted income per common share:
Income from continuing operations	$0.48	$0.72
Income from discontinued operations	0.01	0.01
Net income	$0.49	$0.73
Diluted weighted average shares used in computation	441	451

(1)	Other expenses, net includes approximately $9 million and $117 million of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), for the three month periods ending June 30, 2014 and June 30, 2013, respectively.

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	June 30,	March 31,
	2014	2014
	(unaudited)
Cash and cash equivalents	$3,255	$3,252
Trade accounts receivable, net	553	800
Deferred income taxes	336	315
Other current assets	154	192
Total current assets	$4,298	$4,559

Property and equipment, net	$291	$295
Goodwill	5,922	5,922
Capitalized software and other intangible assets, net	978	1,063
Deferred income taxes	58	59
Other noncurrent assets, net	119	118
Total assets	$11,666	$12,016

Current portion of long-term debt	$515	$514
Deferred revenue (billed or collected)	2,205	2,419
Deferred income taxes	7	9
Other current liabilities	835	980
Total current liabilities	$3,562	$3,922

Long-term debt, net of current portion	$1,254	$1,252
Deferred income taxes	67	67
Deferred revenue (billed or collected)	805	872
Other noncurrent liabilities	310	333
Total liabilities	$5,998	$6,446

Common stock	$59	$59
Additional paid-in capital	3,566	3,610
Retained earnings	5,924	5,818
Accumulated other comprehensive loss	(161)	(171)
Treasury stock	(3,720)	(3,746)
Total stockholders’ equity	$5,668	$5,570
Total liabilities and stockholders’ equity	$11,666	$12,016

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	June 30,
	2014	2013
Operating activities from continuing operations:
Net income	$217	$335
Income from discontinued operations	(5)	(5)
Income from continuing operations	$212	$330
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	101	102
Deferred income taxes	(20)	(48)
Provision for bad debts	(1)	2
Share-based compensation expense	20	20
Asset impairments and other non-cash items	1	2
Foreign currency transaction gains	-	(1)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade accounts receivable	251	316
Decrease in deferred revenue	(285)	(317)
Increase (decrease) in taxes payable, net	17	(338)
(Decrease) increase in accounts payable, accrued expenses and other	(30)	8
Decrease in accrued salaries, wages and commissions	(97)	(38)
Changes in other operating assets and liabilities	(3)	(35)
Net cash provided by operating activities - continuing operations	$166	$3
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(11)	$(122)
Purchases of property and equipment	(21)	(13)
Capitalized software development costs	-	(25)
Maturities of short-term investments	-	184
Net cash (used in) provided by investing activities - continuing operations	$(32)	$24
Financing activities from continuing operations:
Dividends paid	$(111)	$(114)
Purchases of common stock	(50)	(49)
Notional pooling borrowings, net	11	2
Debt repayments	(2)	(4)
Debt issuance costs	-	(1)
Exercise of common stock options and other	12	28
Net cash used in financing activities - continuing operations	$(140)	$(138)
Net change in cash and cash equivalents before effect of exchange rate changes on cash - continuing operations	$(6)	$(111)
Effect of exchange rate changes on cash	$1	$(29)
Cash provided by operating activities - discontinued operations	$8	$8
Increase (decrease) in cash and cash equivalents	$3	$(132)
Cash and cash equivalents at beginning of period	$3,252	$2,593
Cash and cash equivalents at end of period	$3,255	$2,461

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended June 30, 2014
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$614	$368	$87	$1,069
Expenses (3)	235	325	82	642
Segment profit	$379	$43	$5	$427
Segment operating margin	62%	12%	6%	40%

Segment profit				$427
Less:
Purchased software amortization				28
Other intangibles amortization				15
Software development costs capitalized				-
Internally developed software products amortization				39
Share-based compensation expense				20
Other expenses, net (4)				12
Interest expense, net				14
Income from continuing operations before income taxes				$299

	Three Months Ended June 30, 2013
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$619	$378	$98	$1,095
Expenses (3)	243	351	90	684
Segment profit	$376	$27	$8	$411
Segment operating margin	61%	7%	8%	38%

Segment profit				$411
Less:
Purchased software amortization				28
Other intangibles amortization				14
Software development costs capitalized				(23)
Internally developed software products amortization				38
Share-based compensation expense				20
Other expenses, net (4)				115
Interest expense, net				11
Income from continuing operations before income taxes				$208

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net includes charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended June 30,
	2014	2013	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$724	$796	(9)%	(10)%

Revenue:
North America	$682	$701	(3)%	(2)%
International	387	394	(2)%	(4)%
Total revenue	$1,069	$1,095	(2)%	(3)%

Revenue:
Subscription and maintenance	$909	$922	(1)%	(2)%
Professional services	87	98	(11)%	(11)%
Software fees and other	73	75	(3)%	(3)%
Total revenue	$1,069	$1,095	(2)%	(3)%

Segment Revenue:
Mainframe solutions	$614	$619	(1)%	(1)%
Enterprise solutions	368	378	(3)%	(3)%
Services	87	98	(11)%	(11)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$642	$684	(6)%	(6)%
Total GAAP	756	876	(14)%	(14)%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2014, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30,
	2014	2013
GAAP net income	$217	$335
GAAP income from discontinued operations, net of income taxes	(5)	(5)
GAAP income from continuing operations	$212	$330
GAAP income tax expense (benefit)	87	(122)
Interest expense, net	14	11
GAAP income from continuing operations before interest and income taxes	$313	$219
GAAP operating margin (% of revenue) (1)	29%	20%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$1	$1
Cost of professional services (2)	1	1
Amortization of capitalized software costs (3)	67	66
Selling and marketing (2)	7	7
General and administrative (2)	6	6
Product development and enhancements (4)	5	(18)
Depreciation and amortization of other intangible assets (5)	15	14
Other expenses, net (6)	12	115
Total Non-GAAP adjustment to operating expenses	$114	$192
Non-GAAP income from continuing operations before interest and income taxes	$427	$411
Non-GAAP operating margin (% of revenue) (7)	40%	38%

Interest expense, net	14	11
GAAP income tax expense (benefit)	87	(122)
Non-GAAP adjustment to income tax expense (benefit) (8)	37	177
Non-GAAP income tax expense	$124	$55
Non-GAAP income from continuing operations	$289	$345

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	Non-GAAP adjustment consists of $28 million and $28 million of purchased software amortization and $39 million and $38 million of internally developed software products amortization for the three month periods ending June 30, 2014 and 2013, respectively.

(4)	Non-GAAP adjustment consists of $5 million of share-based compensation for the three month period ending June 30, 2014. Non-GAAP adjustment consists of $5 million of share-based compensation and ($23) million of software development costs capitalized for the three month period ending June 30, 2013.

(5)	Non-GAAP adjustment consists of other intangibles amortization.

(6)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(7)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(8)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Operating Expenses	2014	2013

Total expenses before interest and income taxes	$756	$876

Non-GAAP operating adjustments:
Purchased software amortization	28	28
Other intangibles amortization	15	14
Software development costs capitalized	-	(23)
Internally developed software products amortization	39	38
Share-based compensation	20	20
Other expenses, net (1)	12	115
Total non-GAAP operating adjustment	$114	$192

Total non-GAAP operating expenses	$642	$684

	Three Months Ended
	June 30,
Diluted EPS from Continuing Operations	2014	2013

GAAP diluted EPS from continuing operations	$0.48	$0.72

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.04	0.10
Other intangibles amortization	0.03	0.05
Software development costs capitalized	-	(0.08)
Internally developed software products amortization	0.06	0.13
Share-based compensation	0.03	0.07
Other expenses, net (1)	0.02	0.40
Non-GAAP effective tax rate adjustments (2)	(0.01)	(0.63)
Total non-GAAP adjustment	$0.17	$0.04

Non-GAAP diluted EPS from continuing operations	$0.65	$0.76

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30, 2014
	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$313	$427
Interest expense, net	14	14
Income from continuing operations before income taxes	$299	$413

Statutory tax rate	35%	35%

Tax at statutory rate	$105	$145
Adjustments for discrete and permanent items (2)	(18)	(21)
Total tax expense	$87	$124

Effective tax rate (3)	29.1%	30.0%

	Three Months Ended
	June 30, 2013
	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$219	$411
Interest expense, net	11	11
Income from continuing operations before income taxes	$208	$400

Statutory tax rate	35%	35%

Tax at statutory rate	$73	$140
Adjustments for discrete and permanent items (2)	(195)	(85)
Total tax (benefit) expense	$(122)	$55

Effective tax rate (3)	(58.7)%	13.8%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year results have been adjusted to reflect the discontinued operations associated with the sale of CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2015

Projected GAAP diluted EPS from continuing operations range	$1.77	to	$1.84

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.18		0.18
Other intangibles amortization	0.09		0.09
Internally developed software products amortization	0.22		0.22
Share-based compensation	0.14		0.14
Other expenses, net (1)	0.02		0.02
Total non-GAAP adjustment	$0.65		$0.65

Projected non-GAAP diluted EPS from continuing operations range	$2.42	to	$2.49

	Fiscal Year Ending
Projected Operating Margin	March 31, 2015

Projected GAAP operating margin		28%

Non-GAAP operating adjustments:
Purchased software amortization		3%
Other intangibles amortization		1%
Internally developed software products amortization		3%
Share-based compensation		2%
Other expenses, net (1)		0%
Total non-GAAP operating adjustment		9%

Projected non-GAAP operating margin		37%

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Jennifer Hallahan, 212-415-6924
Public Relations
jennifer.hallahan@ca.com
or
Jonathan Doros, 212-415-6870
Investor Relations
jonathan.doros@ca.com